Exhibit 99.1

Supernus Announces Webcast of Investor Day on June 17, 2015

ROCKVILLE, Md., June 8, 2015 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that it will webcast its Investor Day presentation on June 17, 2015.

During the meeting, members of Supernus’ senior management team will provide a detailed discussion of the Company’s clinical programs, including efficacy and safety results for completed trials of its two late stage clinical programs, plans for prospective clinical trials, and an assessment of their market opportunity. In addition, several key thought leaders will share their perspectives on the current treatment paradigms, unmet medical needs, and the Company’s clinical development programs.

Presentation Date: Wednesday, June 17, 2015
Time: 8:30 a.m. ET to approximately 12:00 p.m. ET
Place: New York Marriott East Side, 525 Lexington Avenue, New York, NY

Registration and details are available via the Company’s Investor Day webpage located here.

A live webcast of the presentation can be accessed by visiting ‘Events & Presentations’ in the Investors Section on the Company’s website at www.supernus.com. An archived replay of the webcast will be available on the Company’s website.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com